UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   July 5, 2011

SMART BALANCE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33595	20-2949397
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

115 West Century Road - Suite 260 Paramus, New Jersey	07652
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (201) 568-9300

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)           On July 5, 2011, the Board of Directors (the “Board”) of Smart Balance, Inc. (the “Company”) approved an increase in the size of the Board from eight to ten directors and elected Dean Hollis and Thomas K. McInerney to fill the vacancies created by this increase.  Mr. Hollis was elected to the class of directors whose terms will expire in 2012 and Mr. McInerney was elected to the class of directors whose terms will expire in 2013.   Mr. Hollis has been appointed to the Audit Committee of the Board and Mr. McInerney has been appointed to the Finance Committee of the Board.

For their service, Messrs. Hollis and McInerney will each receive compensation that is commensurate with that received by the Company's other non-employee directors.  Pursuant to the Company's current policy regarding non-employee director compensation, the Company pays an annual retainer of $20,000 to each of our non-employee directors, which is pro rated for directors serving less than an entire year, plus $1,500 for each board meeting attended and $1,000 for each board committee meeting attended. The Company pays an additional annual retainer of $5,000 to the directors who chair a committee and an additional $12,500 annual retainer to the chairman of our audit committee.

Neither Messrs. Hollis nor McInerney has (i) an arrangement or understanding with any person pursuant to which he was elected to the Board or (ii) a relationship or related transaction that would require disclosure pursuant to Item 404(a) of Regulation S-K.

Item 9.01.	Financial Statements and Exhibits.

(d)

Exhibits.

99.1	Press Release, dated July 5, 2011, issued by Smart Balance, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

July 5, 2011	SMART BALANCE, INC.
(registrant)

	By:	/s/ Alan S. Gever
Alan S. Gever
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release, dated July 5, 2011, issued by Smart Balance, Inc.